Exhibit (n)(1)

KPMG LLP
Suite 1000
620 S. Tryon Street
Charlotte, North Carolina 28202-1842

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form N-2 of our report dated February 28, 2026, with respect to the financial statements and financial highlights of Barings Global Short Duration High Yield Fund, incorporated herein by reference, and to the use of our report dated July 2, 2026, with respect to the senior securities table, included herein and to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the Registration Statement.

Charlotte, North Carolina
July 2, 2026